UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 3, 2014

DAIS ANALYTIC CORPORATION

(Exact name of registrant as specified in its charter)

New York	000-53554	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11552 Prosperous Drive

Odessa, Florida 33556

(Address of Principal Executive Offices)(Zip Code)

(727) 375-8484

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Copies to:

Peter DiChiara, Esq.

SICHENZIA ROSS FRIEDMAN FERENCE LLP

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Facsimile: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 3, 2014, the Board of Directors (the “Board”) of Dais Analytic Corporation (the “Company”) appointed Sharon Han, age 50, to fill a board vacancy. Ms.Han is the General Manager and Chairwoman of Soex (Beijing) Enterprises Co. Ltd., the parent company of Soex (Hong Kong) Industry & Investment Co., Ltd. owns 37,500,000 shares of the Company’s common stock. Soex (Beijing) Enterprises Co. Ltd. is an engineering company focused on the design and manufacture of machinery, with sales to Europe, South America and Mid-East. She is also the General Manager of JC Times (Beijing) Plastic Machine Co,. Ltd., a manufacturer and exporter of extrusion die, with export sales counting for more than 30% of its annual output. She is also a founder and director of Zhongshan Panelwell Material Co., Ltd., a manufacturer of polycarbonate shaped hollow and solid sheet metal used in major airports, high speed train stations and sports stadiums in China. It also exports products to Asia, the Middle East and South America. Ms. Han’s expertise in manufacturing and selling industrial products in China and other parts of the world will be valuable to the Company and the board of directors as it commercializes its products and expands its operations overseas.

Ms. Han is the natural person with voting power for Soex (Hong Kong) Industry & Investment Co., Ltd. owns 37,500,000 shares of the Company’s common stock. Soex (Beijing) Enterprises Co. Ltd.

There are no arrangements or understandings between Ms. Han or any other persons pursuant to which Ms. Han was appointed as a director. Ms. Han does not have any family relationships with any of the Company’s other directors or executive officers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dais Analytic Corporation

Dated: October 9, 2014	By:	/s/ Timothy N. Tangredi
Timothy N. Tangredi Chief Executive Officer and President